UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ELVA INTERNATIONAL, INC.
          ------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)

         Florida                                             65-0790761
------------------------------------                   -----------------------
(State or other jurisdiction of                        (I.R.S.Employer
incorporation or organization)                             Identification No.)

383 Diablo Road, Suite 100
 Danville, CA                                                   94526
----------------------------------------               -----------------------
(Address of principal executive offices)                     (Zip Code)

Issuer's telephone number:  (925) 831-0504


                            ELVA INTERNATIONAL, INC.
                Year 2001 Employee/Consultant Stock Compensation
             ------------------------------------------------------
                            (Full title of the plan)

                            Lionel Rotcage, President
                           383 Diablo Road, Suite 100
                               Danville, CA 94526
         --------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

  Title of                              Proposed        Maximum
 Securities            Amount           Maximum        Aggregate      Amount of
    to be               to be        Offering Price     Offering    Registration
 Registered        Registered (2)     Per Share(1)      Price(1)       Fee(1)
-----------      ----------------   ---------------   -----------   ------------
Common Stock      800,000               $1.06          $848,000        $212.00
No par




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(1)  Estimated  pursuant  to Rule  457(c) and 457(h)  solely for the  purpose of calculating the Registration Fee, which is based on the average closing price of the Company's common stock on July 05, 2001, July 06, 2001, July 07, 2001 July 08, 2001, and July 09, 2001 as reported on the OTC Electronic Bulletin Board.

(2) Represents the maximum number of shares which may be granted under the Bio-One Corporation Year 2001 Employee/Consultant Stock Compensation Plan (the "Plan").


                                     PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (1)  The Registrant's Annual Report on Form l0KSB filed on April 16, 2001;

     (2) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to above; and

     (3) The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement.

     All  documents  filed by the  Registrant  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Florida Statutes Section 607.0850 provide that:

     (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By independent legal counsel:

               1.Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

               2. If a quorum of the directors  cannot be obtained for paragraph
          (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

          (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

          (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

          (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

          (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

          (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

          (b)  The  director,   officer,  employee,  or  agent  is  entitled  to
     indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

          (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

     (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued."


Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

5.1  * Opinion of Mintmire & Associates

10.1 * Elva International, Inc. Year 2001 Employee/Consultant Stock Compensation Plan

23.1 * Consent of Durland & Company, CPAs, P.A.

23.2 * Consent of  Mintmire &  Associates  (contained  in the  opinion  filed as
       Exhibit 5.1 hereof)

(* filed herewith)

Item 9. Undertakings.

The Registrant hereby undertakes:

(a) (1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section 10(a) (3) of the Securities Act;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, in the City of Danville, CA.

                            ELVA INTERNATIONAL, INC.

Date: June 06, 2001         By: /s/ Lionel Rotcage
                            ------------------------------
                            Lionel Rotcage,
                            President & Chairman

Date: June 06, 2001         By: /s/ Serge Parienti
                            ------------------------------
                            Serge Parienti
                            Secretary



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                  Title                          Date
--------------------       -------------------------      ----------------------

 /s/ Lionel Rotcage
--------------------       President & Chairman           June 06, 2001
Lionel Rotcage

 /s/ Cedric Colnot
--------------------       Vice-President & Director      June 06, 2001
Cedric Colnot

/s/ Patrick Misko
--------------------       Vice-President & Director      June 06, 2001
Patrick Misko

/s/ Serge Parienti
--------------------       Vice-President, Secretary      June 06, 2001
Serge Parienti              & Director

EXHIBIT 5.1 and 23.2


July 12, 2001


Board of Directors
Elva International, Inc.
383 Diablo Road, Suite 100
Danville, CA     94526


Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 12, 2001 , in connection with the registration under the Securities Act of 1933, as amended, of 800,000 shares of the Company's Common Stock, par value .0001 (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Year 2001 Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 800,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.


Very truly yours,



/s/ Mintmire & Associates
--------------------------
MINTMIRE & ASSOCIATES

EXHIBIT 10.1


              YEAR 2001 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN


I.   PURPOSE OF THE PLAN.

     The purpose of this Plan is to further the growth of Elva International, Inc., by allowing the Company to compensate consultants and certain other Employees who have provided bona fide services to the Company, through the award of Common Stock of the Company.

II.  DEFINITIONS.

     Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

     1. "Award" means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

     2.   "Board of Directors" means the Board of Directors of the Company.

     3.   "Code" means the Internal Revenue Code of 1986, as amended.

     4.   "Common Stock" means the Common Stock of the Company.

     5. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

     6. "Consultant" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company.

     7. "Subsidiary" means any corporation that is a subsidiary with regard to as that term is defined in Section 424(f) of the Code.

III. EFFECTIVE DATE OF THE PLAN.

     The effective date of this Plan is June 1, 2001.

IV.  ADMINISTRATION OF THE PLAN.

     The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V.   STOCK SUBJECT TO THE PLAN.

     The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 800,000 shares which number represents 800,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

II   PERSONS ELIGIBLE TO RECEIVE AWARDS.

     Awards may be granted only to Consultants and Employees.

II   GRANTS OF AWARDS.

     Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Consultants and Employees Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Consultant and Employee will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

II   DELIVERY OF STOCK CERTIFICATES.

     As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.  RIGHT TO CONTINUED ENGAGEMENT.

     Nothing in this Plan or in the grant of an Award shall confer upon any Consultant the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Consultant or to terminate any consulting relationship at any time.

X.   LAWS AND REGULATIONS.

     1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.


     2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI.  TERMINATION OF THE PLAN.

     The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

     A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

EXHIBIT 23.1


                                DURLAND & COMPANY
                          Certified Public Accountants
                           A Professional Association
                           Palm Beach, FL 33480 (561)
                            822-9995 o FAX: 822-9942


                          INDEPENDENT AUDITORS CONSENT



We hereby consent to the use in the Registration Statement of Elva International, Inc. on Form S-8 to be filed on or about July 11, 2001 with the Securities and Exchange Commission our report dated March 15, 2001 on the consolidated financial statements of Elva International Inc. which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty.






                                                           /s/ Durland & Company
                                                   Durland & Company, CPAs, P.A.
Palm Beach, Florida
July 11, 2001